Exhibit 99.1
Trico Marine Services Announces Construction of Two New Vessels

HOUSTON, September 5, 2006 /PR Newswire - Marketwire/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) announced today that it has reached an agreement, effective September 1, 2006, to build two GPA 640, 210’ offshore supply vessels for a total cost of approximately $35 million. The vessels will have diesel electric propulsion and class 2 dynamic positioning systems. Bender Shipbuilding & Repair Co., Inc. will build the vessels at its shipyard in Mobile, Alabama, with an expected delivery date for the first vessel in March 2008 and the second vessel in July 2008. The agreement guarantees the construction costs of the vessels as well as technical specifications and contains penalties for late delivery. Trico expects to fund construction costs related to each vessel from cash and cash flow from operations.

Trevor Turbidy, President and Chief Executive Officer of the Company, commented, “We are pleased to announce the construction of these vessels, which is consistent with our previously announced strategy of upgrading our fleet in a fiscally responsible manner. These vessels address our customers’ operating requirements and will have the ability to work in almost any market in the world. We are delighted that Bender will be constructing the vessels and we have the utmost confidence in their ability to deliver the vessels on each of their expected delivery dates in 2008.”

These vessels incorporate an additional deck level for increased accommodation of client personnel. Diesel-electric propulsion provides excellent fuel efficiency and lower operating costs for our customers. These unique characteristics will make the vessel attractive for global deployment including specialized disciplines such as seismic, ROV, and subsea applications.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico and Brazil. The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has its principal office in Houston, Texas.

Certain statements in this press release that are not historical fact may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Contact information:
Geoff Jones
VP & CFO
(713) 780-9926
gjones@tricomarine.com